EXHIBIT 10.4

S1 BIOPHARMA, INC.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made as of June 5, 2014, but effective as of October 6, 2010 (the “Effective Date”), by and between Nicolas G. Sitchon, a resident of Jersey City, New Jersey (the “Employee”), and S1 Biopharma, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”).

Recitals

A.                                    The Company was incorporated on October 6, 2010.

B.                                    During the period from March 2008 through the Effective Date, the Employee performed services in anticipation of incorporation of Company and related to the development of Lorexys, and the Company has derived substantial benefit and value from these services.

C.                                    The Company and the Employee previously entered into that certain Employment Agreement (the “Initial Employment Agreement”) entered into as of November 1, 2013.

D.                                    The Company and the Employee now desire to enter into this Agreement to supersede the Initial Employment Agreement, upon the terms and conditions hereinafter set forth.

NOW THEREFORE, the Employee and the Company agree as follows:

1.                                      Employment and Term. The Company shall employ the Employee as the Company’s President and Chief Executive Officer (such position, referred to herein as the Employee’s “Position”) for a period commencing on the Effective Date and continuing until terminated in accordance with Section 5 of this Agreement (the “ Term”).  While the Employee remains employed by the Company, the Company shall use its best efforts to nominate and reelect the Employee as a member of the Company’s Board of Directors (the “Board”) to the extent consistent with the bylaws of the Company as they may be amended from time-to-time.  The Employee shall serve as a member of the Board for no additional consideration.

2.                                      Duties. During the Term, the Employee shall serve the Company faithfully and to the best of his ability and shall devote substantially all of his business time, attention, skill and efforts to the performance of the duties required by or appropriate for the Position. Subject to the oversight of the Board, the Employee shall (i) have responsibility for the exercise of the executive authority of the Company, being the general and active management of the business of the Company and the carrying into effect of all orders and resolutions of the Board, which executive authority may be delegated by the Employee to other officers and/or employees of the Company, and (ii) such duties and responsibilities as may be assigned to him from time to time by the Board. The Employee shall perform such duties and responsibilities at the Company’s principal office located in New York, New York or at such other location as may be agreed to from time to time by the Employee and the Board.

3.                                      Other Business Activities. Except with the prior written consent of the Company, which may be granted or withheld by the Company for any reason or no reason at all, in its sole discretion, the Employee will not engage, directly or indirectly, during the Term, in any other business activities or pursuits whatsoever, except activities in connection with charitable or civic activities, personal investments and serving as an executor, trustee or in other similar fiduciary capacity; provided that any such activities do not interfere with the performance of his responsibilities and obligations pursuant to this Agreement.

4.                                      Compensation. The Company shall pay the Employee as compensation for all services rendered and to be rendered to the Company and for the Employee’s intellectual property covenants and assignments and covenant not to compete, as provided in Sections 6 and 7 hereof, the compensation set forth in this Section 4.

4.1                               Salary. For his services hereunder, the Employee shall be entitled to a base salary at the annual rate of One Hundred Fifty Thousand Dollars ($150,000) (as the same may hereafter be adjusted, the “Salary”), which shall be increased to Four Hundred Seventy Three Thousand Dollars ($473,000) upon the closing of a “Qualified Financing” which shall mean (i) investments from an investor or a group of investors aggregating at least $15,000,000, excluding any principal and interest on the convertible bridge notes of the Company outstanding as of the Effective Date of this Agreement (“Notes”) converted into equity securities in such financing, or (ii) a combination of (a) equity investments from an investor or a group of investors aggregating at least $5,000,000, excluding any principal and interest on the Notes converted into equity securities in such financing and (b) on or before the date of such financing, commitments pursuant to one or more definitive collaboration agreements with third parties pursuant to which such third parties will provide the Company with no less than $10,000,000 in guaranteed and non-contingent non-dilutive funding to be received by the Company.  The Salary shall be inclusive of all applicable income, social security and other taxes and charges that are required by law to be withheld by the Company (collectively, “Taxes”) and shall be paid and withheld in accordance with the Company’s normal payroll practice for its executive employees from time to time in effect, except that the Salary shall accrue, and the Company shall not be obligated to pay the Salary to the Employee, from the Effective Date until the closing of a Qualified Financing.  Within thirty (30) days of the closing of a Qualified Financing, the Company shall pay to the Employee a lump sum equal to all accrued, but unpaid, Salary.  The Salary shall be subject to increase at the option and in the sole discretion of the Board or the Compensation Committee of the Board (the “Compensation Committee”) based upon the demonstrated performance of the Employee.

4.2                               Bonus. The Employee shall be eligible to be awarded an annual performance bonus of up to fifty percent (50%) of Salary paid during the applicable period (“Bonus”), less the withholding of applicable Taxes, based on the achievement of performance objectives established by the Board for such year. Such bonus shall be determined by the Board or the Compensation Committee and shall be paid within seventy-five (75) days after the conclusion of each year.

4.3                               Equity Compensation. On the Effective Date, the Company granted to the Employee Forty Five Thousand (45,000) shares of common stock, par value $0.0001 per share (the “Stock”), of the Company.  The Stock was fully vested as of the Effective Date.

4.4                               Benefits. The Employee shall be entitled to participate in all group life insurance, long-term disability, retirement and any and all other fringe benefit plans (other than bonus, incentive or equity-based compensation plans that may be sponsored by the Company from time to time) as are from time to time provided by the Company to its executives, subject to the provisions of such plans, including, without limitation, eligibility criteria and contribution requirements, as the same may be in effect from time to time (collectively referred to hereafter as “Benefits”).

4.5                               Reimbursement of Expenses.  During the course of employment, the Employee shall be reimbursed for items of travel, food and lodging and miscellaneous expenses reasonably incurred by him on behalf of the Company, provided that such expenses are incurred, documented and submitted to the Company, all in accordance with the reimbursement policies of the Company as in effect from time to time.

4.6                               Vacation.  In addition to statutory holidays, the Employee shall be entitled to three (3) weeks of paid time off (which includes sick days, vacation days, days missed for personal reasons, etc.) each calendar year during the Employee’s employment, accruing ratably each month.  Such paid time off shall not accrue from year to year.

4.7                               Development Services.  As compensation for the services performed by the Employee during the period from March 2008 through the Effective Date in anticipation of incorporation of Company and related to the development of Lorexys, from which the Company has derived substantial benefit and value, the Employee shall be entitled to payment in the amount of Three Hundred Seventy Seven Thousand Three Hundred Sixty Three Dollars ($377,363) (the “Development Payment”).  The Development Payment shall be inclusive of all Taxes.  The Company shall not be obligated to pay the Development Payment to the Employee until the closing of a Qualified Financing.  Within thirty (30) days of the closing of a Qualified Financing, the Company shall pay to the Employee a lump sum equal to the Development Payment.

5.                                      Early Termination. The Employee’s employment hereunder may be terminated during the Term upon the occurrence of any one of the events described in this Section 5. Upon the effective date of such termination (the “Termination Date”), the Employee shall be entitled only to such compensation and benefits as described in this Section 5.

5.1                               Termination for Permanent Disability.

(a)                                 Without limiting the Company’s right to terminate the Employee pursuant to Section 5.2, 5.3 or 5.4 hereof, the Company may terminate the Employee’s employment hereunder at any time as a result of Employee’s Permanent Disability upon written notice to the Employee. For purposes of this Agreement, a “Permanent Disability” shall have the same meaning as ascribed to such term (or a term of similar import) in the long-term disability insurance policy maintained by the Company for the Employee’s benefit, or if no such policy exists, shall mean an illness, incapacity or a mental or physical condition that renders the Employee unable or incompetent to carry out the job responsibilities that the Employee held or the tasks that he was assigned at the time the disability commenced for at least 120 consecutive days or for shorter periods totaling 180 days in any twelve-month period, as determined by the Board and supported by the opinion of a physician. The Employee shall fully cooperate with the physician retained to furnish such opinion, including submitting to such examinations and tests as may be requested by the physician.

(b)                                 In the event of a termination of Employee’s employment hereunder pursuant to Section 5.1(a), the Employee will be entitled to receive all accrued and unpaid (as of the Termination Date) Salary, Development Payment, Benefits and Bonus, including payment prescribed under any disability plan or arrangement provided by the Company in which he is a participant or to which he is a party as an employee of the Company, plus any unreimbursed business-related expenses payable pursuant to Section 4.5 hereof.  Except as specifically set forth in this Section 5.1(b), the Company shall have no liability or obligation to Employee for compensation or benefits hereunder by reason of such termination.

5.2                               Termination by Death.  In the event that Employee dies during the Term, the Employee’s employment hereunder shall be terminated thereby and the Company shall pay to the Employee’s executors, legal representatives or administrators an amount equal to all accrued and unpaid (as of the Termination Date) Salary, Development Payment, Benefits and Bonus, plus any unreimbursed business-related expenses payable pursuant to Section 4.5 hereof. Except as specifically set forth in this Section 5.2, the Company shall have no liability or obligation hereunder to the Employee’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through him by reason of the Employee’s death, except that the Employee’s executors, legal representatives or administrators will be entitled to receive the payment prescribed under any life insurance plan in which he is a participant as an employee of the Company.

5.3                               Termination for Cause; Voluntary Termination.

(a)                                 The Company may terminate Employee’s employment hereunder at any time for “Cause” immediately upon written notice to Employee. In addition, the Employee may voluntarily terminate his employment hereunder at any time following sixty (60) days prior written notice to the Board. For purposes of this Agreement, the term “Cause” shall mean, as determined by the Board in its sole discretion: (i) the Employee’s material failure or refusal to perform his duties hereunder or to follow a lawful directive of the Board; (ii) any material breach by the Employee of the terms of this Agreement; (iii) other conduct of the Employee involving any willful and material misconduct with respect to or against the Company or its property or any of its personnel and which causes material harm to the Company, its property or its personnel; or (iv) Employee being convicted of, or entering a plea of guilty or no contest to, any felony or any crime involving moral turpitude. If termination for Cause is based upon

Subsections (i), (ii) or (iii) of this Subsection (a) and the applicable breach, conduct or violation is capable of being cured, then the Employee shall have thirty (30) days following receipt of written notice to Employee from the Board specifying such failure in reasonable detail to cure such breach, conduct or violation.

(b)                                 In the event of a termination of Employee’s employment hereunder pursuant to Section 5.3(a), Employee shall be entitled to receive all accrued but unpaid (as of the Termination Date) Salary, Development Payment and Benefits, plus any unreimbursed business-related expenses payable pursuant to Section 4.5 hereof. All Salary, Benefits and Bonuses shall cease at the time of such termination. Except as specifically set forth in this Section 5.3, the Company shall have no liability or obligation hereunder by reason of such termination. Any vested stock options shall be exercisable by the Employee for a period of thirty (30) days after such termination.

5.4                               Termination Without Cause; Termination for Good Reason.

(a)                                 The Company may terminate Employee’s employment hereunder at any time, for any reason or for no reason, without Cause, effective upon the date designated by the Company upon at least ninety (90) days prior written notice to the Employee. In addition, the Employee may voluntarily terminate his employment for Good Reason (as defined below) following at least ninety (90) days prior written notice to the Board.

(b)                                 If Employee’s employment is terminated pursuant to Section 5.4(a) at any time, then Employee shall be entitled to: (i) receive all accrued but unpaid (as of the Termination Date) Salary, Development Payment, Benefits and maximum target Bonus (as set forth in Section 4.2 of this Agreement) and (ii) the Company will continue to pay to the Employee in accordance with the Company’s regular payroll practices one hundred fifty percent (150%) of his then current Salary in effect on the Termination Date during the twelve (12) month period immediately following the Termination Date, which upon a closing of an initial public offering of the Company’s securities prior to the Termination Date shall be increased to twenty four (24) months (as adjusted, the “Severance Period”), all subject to all tax withholding obligations, calculated on the basis of the Salary in effect at the Termination Date. The Company’s obligations to pay the amounts outlined in subsection (ii) of the first sentence of this Section 5.4(b) and in the immediately preceding sentence, as applicable, shall be contingent upon the Employee executing and not revoking a release of all claims pursuant to a Separation Agreement and Release substantially in the form attached hereto as Exhibit A. All Benefits and Bonuses shall cease at the time of such termination, subject to the terms of any benefit or compensation plan then in force and applicable to Employee, except that the Company shall pay for the healthcare benefits provided by the Company to the Employee as of the Termination Date during the Severance Period. Except as specifically set forth in this Section 5.4(b), the Company shall have no liability or obligation hereunder by reason of such termination.

(c)                                  For purposes of this Agreement, the term “Good Reason” shall mean the earliest to occur of any of the following events that are not consented to by the Employee: (i) any substantial and adverse alteration by the Company of the Employee’s functions, duties or responsibilities, or other material breach of this Agreement by Company, that is not remedied by the Company within thirty (30) days after receiving notice of such material alteration or breach; (ii) failure by the Company or its successor, within thirty days after a Change in Control to confirm Employee’s position as Chief Executive Officer of the Company or (iii) except as otherwise agreed in advance by the Employee, requiring the Employee to be principally based (excluding all travel to perform the Employee’s services hereunder) at any office or location the site of which would result in a commuting distance of greater than 50 miles from New York, New York; provided, further, that the Employee’s consent to any event which would otherwise constitute “Good Reason” shall be conclusively presumed if the Employee does not exercise his rights hereunder within thirty (30) days of the event.

(d)                                 For purposes of this Agreement, the term “Change in Control” shall mean the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total power to vote for the election of directors of the Company; (ii) during any twelve month period, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Section 5.4(d)(i), Section 5.4(d)(iii), Section 5.4(d)(iv) or Section 5.4(d)(v) hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period of whose election or nomination for election was previously approved, cease for any reason to constitute a majority thereof; (iii) the merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); (iv) the sale or other disposition of all or substantially all of the assets of the Company; (v) a liquidation or dissolution of the Company or (vi) acceptance by stockholders of the Company of shares in a share exchange if the stockholders of the Company immediately before such share exchange do not or will not own directly or indirectly immediately following such share exchange more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the entity resulting from or surviving such share exchange in substantially the same proportion as their ownership of the voting securities outstanding immediately before such share exchange.

6.                                      Restrictive Covenants.

6.1                               Confidentiality.

(a)                                 Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean any and all information furnished by the Company before or after the Effective Date, orally, in writing, or gathered by inspection and regardless of whether or not specifically marked as “Confidential” including, without limitation, information relating to the Company’s past, present, or future research, development or business affairs such as trade secrets, product or service development, chemical formulas, networks, business methodologies, facilities, billing records, policies, financial and operational information, contracts, officer, director and stockholder information, suppliers, client lists, marketing or sales prospects, projected projects, clinical trial methodology, non-public information relating to the Company’s intellectual property, including, but not limited to, the Company’s patent applications and issued patents, Company “know how,” and all copies, reproductions, notes, analyses, compilations, studies, interpretations, summaries and other documents, whether or not prepared by the Employee, and any other information which is to be treated as confidential because of any duty of confidentiality owed by the Company to a third party or any other information that the Company shall, in the ordinary course of business, possess or use and not release externally without restriction on use or disclosure. Notwithstanding the foregoing, Confidential Information does not include any information that (i) becomes available to the Employee from a source other than the Company that is not bound by a duty of confidentiality to the Company, (ii) becomes generally available or known to the public other than as a result of its disclosure by the Employee or any other source not bound by a duty of confidentiality to the Company or (iii) has been independently developed by the Employee, provided, in each case, that the Employee shall bear the burden of demonstrating that the information falls under one of the above-described exceptions.

(b)                                 Ownership of Confidential Information. The Employee acknowledges that all Confidential Information is and shall remain the exclusive property of the Company and nothing in this Agreement or any document relating to the Employee’s employment with the Company or any course of conduct between the Company and the Employee shall be deemed to grant the Employee any rights in or to all or any portion of the Confidential Information.

(c)                                  Use and Disclosure. The Employee acknowledges that the Employee will have access to Confidential Information relating to the Company, its affiliates and the Company’s clients, prospects and suppliers.  The Employee shall at all times: (i) hold the Confidential Information in the strictest confidence and refrain from divulging, furnishing, publishing or using such Confidential Information for the Employee’s benefit or for the direct or indirect benefit of any other person or entity, whether or not for monetary gain, other than as expressly provided herein, (ii) use the Confidential Information only in connection with the Employee’s employment with the Company and for no other purpose and (iii) exercise the utmost degree of care to prevent the unauthorized dissemination, disclosure or use of any Confidential Information and, except with the prior written consent of the Company, shall not make or allow any disclosure of the Confidential Information to any third party.

(d)                                 Return of Confidential Information. In the event the Employee’s employment is terminated for any reason, all Confidential Information possessed the Employee, including duplicates, shall forthwith be returned to the Company or destroyed by the Employee and shall not be retained by the Employee or furnished or communicated to any third party in any form whatsoever and, upon request by the Company, the Employee shall provide written confirmation that all Confidential Information has been returned.

(e)                                  Ordered Disclosure. In the event that the Employee is ordered to disclose any Confidential Information, whether in a legal or regulatory proceeding or otherwise, the Employee shall provide the Company with prompt notice of such request or order so that the Company may seek to prevent disclosure or, if that cannot be achieved, the entry of a protective order or other appropriate protective device or procedure in order to assure, to the extent practicable, compliance with the provisions of this Agreement. In the case of any disclosure, the Employee shall disclose only that portion of the Confidential Information that the Employee is ordered to disclose.

(f)                                   The Employee recognizes that in the course of his duties hereunder, he may receive from the Company or any of its subsidiaries or affiliates (collectively the “Affiliates”) or others information which may be considered “material, nonpublic information” concerning a public company that is subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended.  The Employee shall not:

(i)                                     buy or sell any security, option, bond or warrant while in possession of relevant material, nonpublic information received from the Affiliates or others in connection herewith;

(ii)                                  provide the Affiliates with information with respect to any public company that may be considered material, nonpublic information; or

(iii)                               provide any person with material, nonpublic information, received from the Affiliates or others, including any relative, associate, or other individual who intends to, or may otherwise directly or indirectly benefit from, such information.

6.2                               Non-Competition. The Employee understands and recognizes that his services to the Company are special and unique and, in consideration of his employment by the Company, the Employee shall not at any time during his employment with the Company and for a period of twelve (12) months thereafter, in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity, enter into or engage in any business competitive with the Company’s business or research activities, either as an individual for his own account, or as a partner, joint venturer, executive, agent, consultant, salesperson, officer, director of any person, firm, partnership, joint venture, corporation or other business entity competing or intending to compete with the Company (i) in the area of use of any of the compounds owned or licensed by the Company during the time of his employ and (ii) with respect to any other business activity in which the Company is operating at the time this Agreement is terminated or expires (the foregoing, a “Competitive Business”).

6.3                               Non-Interference.  In consideration of his employment by the Company, the Employee shall not at any time during his employment with the Company and for the twelve (12) months thereafter, in any manner, directly or indirectly, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity: (i) interfere with, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between the Company and any of its licensors, licensees, clients, customers, suppliers, employees, consultants or other related parties, or solicit or induce for hire any of the employees or agents of the Company, or any such individual who in the past was employed or retained by the Company within six (6) months of the termination of said individual’s employment or retention by the Company; or (ii) solicit or accept employment or be retained by any party who, at any time during the Term, was a customer or supplier of the Company or any of its affiliates, or any licensor or licensee thereof where the Employee’s position will be related to the business of the Company.

7.                                      Assignment of Intellectual Property.

7.1                               Disclosure. The Employee shall promptly and fully disclose to the Company, with all necessary detail, all developments, know-how, discoveries, inventions, improvements, concepts, ideas, formulae, processes and methods (whether patentable, copyrightable or otherwise) made, received, conceived, acquired or written by the Employee (whether or not at the request or upon the suggestion of the Company), solely or jointly with others, during the course of performing services for the Company, including the services rendered by the Employee during the period from March 2008 through the Effective Date, that (i) relate to any line of business, activities or fields of interest or investigation with respect to which the Employee renders services to the Company or in which the Company is engaged (including, any in which the Company actively proposes to engage) during the time that the Employee renders services to the Company; or (ii) are otherwise made through the use of the Company’s time, facilities or materials (the foregoing being hereinafter referred to collectively as the “Inventions”).

7.2                               Assignment and Transfer.  The Employee hereby assigns and transfers to the Company all of the Employee’s rights, titles and interests in and to each of the Inventions, and the Employee shall deliver to the Company any and all drawings, notes, notebooks, research materials, specifications, data and other materials and documents relating to each of the Inventions, and sign, acknowledge and deliver all such further papers, including applications for and assignments of patents and copyrights, and all renewals thereof, as may be necessary to obtain patents, copyrights or trademarks for any and all of the Inventions in any and all countries and to vest title thereto in the Company and its successors and assigns and to otherwise protect the Company’s interests therein.

7.3                               Power of Attorney.  If the Company is unable, after reasonable effort, to secure the signature of the Employee on any application for patent, copyright, trademark or other analogous registration or other documents regarding any legal protection relating to an Invention, whether because of the Employee’s physical or mental incapacity or for any other reason whatsoever, the Employee hereby irrevocably designates and appoints each of the officers and directors of the Company as the Employee’s agent and attorney-in-fact, to act for and on the Employee’s behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of patent, copyright, trademark or other registrations or any other legal protection thereon with respect to an Invention with the same legal force and effect as if executed by the Employee.

7.4                               Prior Inventions.  In order to avoid disputes over the application of the assignment set forth above, the Employee shall list on Exhibit B attached hereto descriptions of patentable inventions and copyrightable materials that the Employee has developed and/or reduced to practice prior to the Employee began rendering services to the Company and that the Employee believes are, accordingly, excepted from the provisions of this Section 7.  This Section 7 shall survive the termination of this Agreement for any reason.

8.                                      Parachute Provisions.  Payments under this Agreement shall be made without regard to whether the deductibility of such payments (or any other payments) would be limited or precluded by Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and without regard to whether such payments would subject the Employee to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code; provided, however, that if the Total After-Tax Payments (as defined below) would be increased by the limitation or elimination of any amount payable under this Agreement, then the amount payable under this Agreement will be reduced to the extent necessary to maximize the Total After-Tax Payments. The determination of whether and to what extent payments under this Agreement are required to be reduced in accordance with the preceding sentence will be made by the Company’s independent auditors. In the event of any underpayment or overpayment under this Agreement (as determined after the application of this Section 8), the amount of such underpayment or overpayment will be immediately paid by the Company to the Employee or refunded by the Employee to the Company, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. For purposes of this Agreement, “Total After-Tax Payments” means the total of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of the Employee (whether made hereunder or otherwise), after reduction for all applicable federal taxes (including, without limitation, the tax described in Section 4999 of the Code). Notwithstanding the foregoing, if so requested by the Employee, the Company shall use reasonable efforts to obtain the requisite approval by the stockholders of the Company in the manner contemplated by Q&A 7 of Treas. Reg. Section 1.280G, it being understood that the Company does not guarantee that such approval will be obtained. If the Company determines that such approval has been obtained, and such obligations of Q&A 7 of Treas. Reg. Section 1.280G have been met, all payments shall be made to Employee, without reduction.

9.                                      Representations, Warranties and Covenants of the Employee.

(a)                                 The Employee represents and warrants to the Company that:

(i)                                     There are no restrictions, agreements or understandings whatsoever to which the Employee is a party which would prevent or make unlawful the Employee’s execution of this Agreement or the Employee’s employment hereunder, or which is or would be inconsistent or in conflict with this Agreement or the Employee’s employment hereunder, or would prevent, limit or impair in any way the performance by the Employee of the obligations hereunder; and

(ii)                                  The Employee has disclosed to the Company all restraints, confidentiality commitments or other employment restrictions that he has with any other employer, person or entity.

(b)                                 The Employee covenants that in connection with his provision of services to the Company, he shall not breach any obligation (legal, statutory, contractual or otherwise) to any former employer or other person, including, but not limited to obligations relating to confidentiality and proprietary rights.

(c)                                  Upon and after his termination or cessation of employment with the Company and until such time as no obligations of the Employee to the Company exist hereunder, the Employee (i) shall provide this Agreement to any prospective employer or other person, entity or association engaged in a Competitive Business, with whom or which the Employee proposes to be employed, affiliated, engaged, associated or to establish any business or remunerative relationship prior to the commencement thereof and (ii) shall notify the Company of the name and address of any such person, entity or association prior to his employment, affiliation, engagement, association or the establishment of any business or remunerative relationship.

10.                               Non-Disparagement. Upon any termination of Employee’s employment for any reason: (i) the Company shall not make any negative comments or disparaging remarks, in writing, orally or electronically about the Employee, and (ii) Employee shall not make any negative comments or disparaging remarks, in writing, orally or electronically about the Company, or any of its officers, directors or employees.

11.                               Survival of Provisions. The provisions of this Agreement set forth in Sections 5 through 24 hereof and all other provisions of this Agreement that are intended to endure beyond the Term shall survive the termination of the Employee’s employment hereunder.

12.                               Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the Company and the Employee and their respective successors, executors, administrators, heirs and/or assigns; provided that the Employee shall not make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the Company.

13.                               Notice. Any notice hereunder by either party shall be given by personal delivery or by sending such notice by certified mail, return-receipt requested, or by overnight courier to the other party at its address set forth below or at such other address designated by notice in the manner provided in this section, or by electronic mail transmission to a party’s electronic mail address. Such notice shall be deemed to have been received (a) upon the date of actual delivery if personally delivered or sent by electronic mail transmission, (b) in the case of mailing, two (2) days after deposit with the U.S. mail, or, (c) in the case of overnight courier, on the next business day.

(i)                           if to the Company, to:

S1 Biopharma, Inc.

1 Independence Way

Suite 102

Jersey City, New Jersey 07305

Attention: Chairman of the Board

Email Address: the email address on file with the Company

with a copy to:

Duane Morris LLP

200 South Biscayne Boulevard, Suite 3400

Miami, FL 33131

Attention: Leslie J. Croland, Esq.

Email Address: ljcroland@duanemorris.com

(ii)   if to the Employee, to:

Nicolas G. Sitchon

1 Independence Way

Suite 102

Jersey City, New Jersey 07305

Email Address: sitchon@gmail.com

14.                               Entire Agreement; Amendments.

(a)                                 This Agreement and the Restricted Stock Agreement contain the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature between the parties hereto relating to the employment of the Employee with the Company.

(b)                                 This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

15.                               Waiver. The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.

16.                               Governing Authority. This Agreement shall be governed by and construed in accordance with the laws of Delaware, without regard to the principles of conflicts of laws of any jurisdiction.

17.                               Consent to Personal Jurisdiction and Venue; Waiver of Service of Process.  The Employee and the Company hereby consent to personal jurisdiction and exclusive venue in the state and federal courts located in Manhattan County, New York for any action brought by the Company or the Employee arising out of or in connection with this Agreement or the Employee’s employment with the Company.  For purposes of this Section 17, the term “Employee” includes any business entity owned or controlled by the Employee.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices under Section 13 and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The prevailing party in any litigation shall be entitled to recover such party’s reasonable legal fees and expenses associated with such litigation.

18.                               Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

19.                               Invalidity. If any provision of this Agreement shall be determined to be void, invalid, unenforceable or illegal for any reason, the validity and enforceability of all of the remaining provisions hereof shall not be affected thereby. If any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such amendment to apply only to the operation of such provision in the particular jurisdiction in which such adjudication is made; provided that, if any provision contained in this Agreement shall be adjudicated to be invalid or unenforceable because such provision is held to be excessively broad as to duration, geographic scope, activity or subject, such provision shall be deemed amended by limiting and reducing it so as to be valid and enforceable to the maximum extent compatible with the applicable laws of such jurisdiction, such amendment only to apply with respect to the operation of such provision in the applicable jurisdiction in which the adjudication is made.

20.                               Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

21.                               Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including days other than “Business Days” (as defined in this Section 21); provided that, if the final day of any time period falls on a day other than a Business Day, then such final day shall be deemed to be the next Business Day.  For purposes of this Agreement, the term “Business Day” shall mean any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are required by law or other governmental action to close.

22.                               Specific Enforcement; Extension of Period.

(a)                                 The Employee acknowledges that the restrictions contained in Section 6 hereof are reasonable and necessary to protect the legitimate interests of the Company and its affiliates and that the Company would not have entered into this Agreement in the absence of such restrictions. The Employee also acknowledges that any breach by him of the restrictions contained in Section 6 will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. The Employee shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that an adequate remedy at law exists. In the event of such breach by the Employee, the Company shall have the right to enforce the restrictions contained in Section 6 by seeking injunctive or other relief in any court (without the necessity of posting a bond or other form of security), and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company.

(b)                                 The periods of time set forth in the Section 6 shall not include, and shall be deemed extended by, any time required for litigation to enforce the relevant covenant periods, provided that the Company is successful on the merits in any such litigation. The “time required for litigation” is herein defined to mean the period of time from the earlier of the Employee’s first breach of such covenants or service of process upon the Employee through the expiration of all appeals related to such litigation.

23.                               Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute one instrument. Counterparts of this Agreement (or applicable signature pages hereof) that are manually signed and delivered by facsimile or electronic transmission shall be deemed to constitute signed original counterparts hereof and shall bind the parties signing and delivering in such manner.

24.                               Section 409A.  All payments to be made upon a termination of employment under this Agreement will only be made upon a “separation from service” within the meaning of Section 409A of the Code. In no event may Employee, directly or indirectly, designate the calendar year of payment. To the maximum extent permitted under Section 409A of the Code and its corresponding regulations, the cash severance benefits payable under the Agreement are intended to meet the requirements of the short-term deferral exemption under Section 409A of the Code and the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii). For purposes of the application of Treas. Reg. § 1.409A-1(b)(4) (or any successor provision), each payment in a series of payments to the Employee will be deemed a separate payment. Notwithstanding anything in the Agreement to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to the Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code and its implementing regulations and guidance, (a) the expenses eligible for reimbursement or in-kind benefits provided to the Employee must be incurred during the Term (or applicable survival period), (b) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Employee in any other calendar year, (c) the reimbursements for expenses for which the Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (d) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Amended and Restated Employment Agreement to be executed the day and year first written above.

S1 BIOPHARMA, INC.

By:	/s/ John F. Kaufmann
Name: John F. Kaufmann
Title: Chief Financial Officer

/s/ Nicolas G. Sitchon
Nicolas G. Sitchon

EXHIBIT A

Separation Agreement and Release

THIS SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is made by and between Nicolas G. Sitchon (the “Employee”), and S1 Biopharma, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”).

Recital

A.                                    The Employee and the Company entered into an Amended and Restated Employment Agreement made as of June 5, 2014, but effective as of October 6, 2010 (the “Employment Agreement”) that sets forth the terms and conditions of the Employee’s employment with the Company, including the circumstances under which the Employee is eligible to receive severance pay.

NOW, THEREFORE, the Employee and the Company agree as follows:

1.                                      Consideration.  In consideration for a release of claims and other promises and covenants set forth herein, the Company shall pay the Employee such consideration as is specified in Section 5.4(b) of the Employment Agreement in accordance with the terms and conditions of the Employment Agreement.

2.                                      Employee’s Release. The Employee on his own behalf and together with his heirs, assigns, executors, agents and representatives hereby generally releases and discharges the Company and its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates and assigns, together with each and every of their present, past and future officers, managers, directors, stockholders, members, general partners, limited partners, employees and agents and the heirs and executors of same (herein collectively referred to as the “Releasees”) from any and all suits, causes of action, complaints, obligations, demands, common law or statutory claims of any kind, whether in law or in equity, direct or indirect, known or unknown (hereinafter “Claims”), which the Employee ever had or now has against the Releasees, or any one of them occurring up to and including the date of the this Agreement. Notwithstanding anything herein to the contrary, the Employee’s release is not and shall not be construed as a release of any future claim by the Employee against the Company, to the extent a claim may otherwise exist, for indemnity, contribution or cost of defense in connection with the Employee being made a party to a suit initiated by or on behalf of a third party, which suit is based, in whole or in part, upon the work performed by the Employee for the Company within the scope of the Employee’s position and duties with the Company, or any alleged misconduct by the Employee within the scope of the Employee’s former position and duties as an officer or employee of the Company. This release specifically includes, but is not limited to:

a.                                           any and all Claims for wages and benefits including, without limitation, salary, stock options, stock, royalties, license fees, health and welfare benefits, severance pay, vacation pay, and bonuses;

b.                                           any and all Claims for wrongful discharge, breach of contract, whether express or implied, and Claims for breach of implied covenants of good faith and fair dealing;

c.                                            any and all Claims for alleged employment discrimination on the basis of race, color, religion, sex, age, national origin, veteran status, disability and/or handicap, in violation of any federal, state or local statute, ordinance, judicial precedent or Employee order, including but not limited to claims for discrimination under the following statutes: Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. §1981; the Civil Rights Act of 1991; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621 et seq.; the Older Workers Benefit Protection Act 29 U.S.C. §§ 623, 626 and 630; the Rehabilitation Act of 1972, as amended, 29 U.S.C. §701 et seq.; the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. §2601, et seq.; the Fair Labor Standards Act, as amended, 29 U.S.C. §201, et seq.; the Fair Credit Reporting Act, as amended, 15 U.S.C. §1681, et seq.; and the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1000, et seq. (“ERISA”) or any comparable state statute or local ordinance;

d.                                           any and all Claims under any federal or state statute relating to employee benefits or pensions;

e.                                            any and all Claims in tort, including but not limited to, any Claims for assault, battery, misrepresentation, defamation, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy and negligence; and

f.                                             any and all Claims for attorneys’ fees and costs.

3.                                 Acknowledgment. The Employee understands that the release of Claims contained in this Agreement extends to all of the aforementioned Claims and potential Claims which arose on or before the date of this Agreement, whether now known or unknown, suspected or unsuspected, and that this constitutes an essential term of this Agreement. The Employee further understands and acknowledges the significance and consequences of this Agreement and of each specific release and waiver, and expressly consents that this Agreement shall be given full force and effect to each and all of its express terms and provisions, including those relating to unknown and uncompensated Claims, if any, as well as those relating to any other Claims specified herein. The Employee hereby waives any right or Claim that the Employee may have to employment, reinstatement or re-employment with the Company.

4.                                 Confidentiality. The Employee shall not disclose or publicize the terms of this Agreement to any person or entity, except that the Employee may disclose the terms, and/or fact of this Agreement to immediate family members, the Employee’s accountants and attorneys and to others as strictly required by law. The Employee is specifically prohibited from disclosing the fact or terms of this Agreement to any current or former employee of the Releasees. The Employee shall be responsible for the Company’s attorney’s fees and costs, if it needs to file an action to enforce its rights under this paragraph, to the extent permitted by law. In the event that the Employee is requested or required (by oral questions, interrogatories, requests for information or documents in a court or administrative proceeding, subpoena, civil investigative demand or other similar process) to disclose the terms of this Agreement, the Employee will endeavor in good faith to provide the Company prompt notice of any such request or requirement so that the Company may, at the Company’s expense, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If in the absence of a protective order or other similar remedy or the receipt of a waiver from the Company, the Employee reasonably determines that disclosure of the terms of this Agreement is required to comply with such process or applicable law, the Employee may, without liability under this Agreement, disclose to the appropriate authority only that portion of the information which, on advice of counsel, he reasonably believes he is required to disclose.

5.                                           Remedies. All remedies at law or in equity shall be available to the Releasees for the enforcement of this Agreement. This Agreement may be pleaded as a full bar to the enforcement of any Claim that the Employee may assert against the Releasees.

6.                                           No Admission. Neither the execution of this Agreement by the Company, nor the terms hereof, constitute an admission by the Company of any liability to the Employee.

7.                                           Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and shall be binding upon their respective heirs, executors, administrators, successors and assigns. In the event there is any inconsistency between the terms of this Agreement and the Employment Agreement, the terms of this Agreement shall control.

8.                                           Severability. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, then such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms or provisions hereof, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.

9.                                           Advice of Counsel; Revocation Period. The Employee is hereby advised to seek the advice of counsel prior to signing this Agreement. The Employee hereby acknowledges that the Employee is acting of his own free will, that he has been afforded a reasonable time to read and review the terms of this Agreement, and that he is voluntarily entering into this Agreement with full knowledge of its provisions and effects. The Employee further acknowledges that he has been given at least TWENTY-ONE (21) days within which to consider this Agreement and that he has SEVEN (7) days following his execution of this Agreement to revoke his acceptance, with this Agreement not becoming effective until the 7-day revocation period has expired. If the Employee elects to revoke his acceptance of this Agreement, the Employee must provide written notice of such revocation by certified mail (postmarked no later than seven days after the date the Employee accepted this Agreement) to:

S1 Biopharma, Inc.

1 Independence Way

Suite 102

Jersey City, New Jersey 07305

Attention: Chairman of the Board

10.                                    Employee’s Representation. The Employee represents and warrants that he has not assigned any claim that he purports to release hereunder and that he has the full power and authority to enter into this Agreement and bind each of the persons and entities that the Employee purports to bind. The Employee further represents and warrants that he is bound by, and shall remain bound by, his post-employment obligations set forth in the Employment Agreement.

11.                                    Amendments. Neither this Agreement nor any term hereof may be changed, waived, discharged, or terminated, except by a written agreement signed by the parties hereto.

12.                                    Governing Authority. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflicts of laws of any jurisdiction. The Company shall have the right to commence and maintain an action hereunder in the state and federal courts appropriate for the location at which the Company maintains its corporate offices, and the Employee hereby submits to the jurisdiction and venue of such courts.

13.                                    Fees and Costs. The parties shall bear their own attorneys’ fees and costs.

14.                                    Counterparts. This Agreement may be executed in counterparts.

15.                                    Legally Binding. The terms of this Agreement contained herein are contractual, and not a mere recital.

[SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, the Employee, acknowledging that he is acting of his own free will after having had the opportunity to seek the advice of counsel and a reasonable period of time to consider the terms of this Agreement and the Company, have caused the execution of this Agreement as of this day and year written below.

Nicolas G. Sitchon	Witness:

Date:	Date:

S1 BIOPHARMA, INC.

By:

Name:

Title

Date:

EXHIBIT B

Prior Inventions

1.                                      Except as listed in Section 2 of this Exhibit B below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by S1 Biopharma, Inc., a Delaware corporation, its subsidiaries, affiliates, successors or assigns (collectively, the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my rendering services to the Company:

☐                                    No inventions or improvements.

☐                                    See below:

☐                 Additional sheets attached.

2.                                      Due to a duty of confidentiality which I owe to the party(ies) listed below, I cannot complete the disclosure under Section 1 of this Exhibit B above with respect to inventions or improvements generally listed below:

Invention or Improvement	Party(ies)

1.

2.

3.

☐                                    Additional sheets attached.